                           ASSET PURCHASE AGREEMENT

                         DATED AS OF NOVEMBER 18, 1997

                                BY AND BETWEEN

                             S.D. WARREN COMPANY

                                     AND

                          SPINNAKER INDUSTRIES, INC.

                           ASSET PURCHASE AGREEMENT

                               TABLE OF CONTENTS

                                                                             PAGE

ARTICLE 1      PURCHASE AND SALE...........................................    1

Section 1.1    Acquired Assets.............................................    1
Section 1.2    Excluded Assets.............................................    4
Section 1.3    Determinations as to Mixed-Use Assets.......................    5

ARTICLE 2      ASSUMPTION OF CERTAIN OBLIGATIONS...........................    5

ARTICLE 3      PURCHASE PRICE..............................................    6

Section 3.1    Purchase Price..............................................    6
Section 3.2    Purchase Price Adjustments..................................    7

ARTICLE 4      CLOSING.....................................................    9

Section 4.1    Time and Place..............................................    9
Section 4.2    Transactions at Closing.....................................    9

ARTICLE 5      REPRESENTATIONS AND WARRANTIES OF SELLER....................   10

Section 5.1    Incorporation; Authority....................................   10
Section 5.2    Rights to Sell Acquired Assets; Approvals; Binding Effect...   10
Section 5.3    No Defaults.................................................   10
Section 5.4    Title to Assets.............................................   11
Section 5.5    Financial Statements........................................   11
Section 5.6    Absence of Certain Changes..................................   11
Section 5.7    Litigation, Etc. ...........................................   12
Section 5.8    Labor Relations.............................................   13
Section 5.9    Contracts...................................................   13
Section 5.10   Pensions and Benefits.......................................   14
Section 5.11   Equipment; Acquired Assets..................................   15
Section 5.12   Customers...................................................   15
Section 5.13   Intellectual Property.......................................   15
Section 5.14   Governmental Consent........................................   16
Section 5.15   Compliance with Laws, Etc. .................................   16


Section 5.16   Environmental Matters.......................................   16
Section 5.17   Brokers.....................................................   17
Section 5.18   Taxes.......................................................   17
Section 5.19   Employees...................................................   17
Section 5.20   Real Estate Matters.........................................   18
Section 5.21   Disclosure..................................................   19

ARTICLE 6      REPRESENTATIONS AND WARRANTIES OF BUYER.....................   19

Section 6.1    Organization and Standing of Buyer..........................   19
Section 6.2    Corporate Approval; Binding Effect..........................   19
Section 6.3    Non-Contravention...........................................   19
Section 6.4    Government Consents, Etc. ..................................   20
Section 6.5    Financing...................................................   20
Section 6.6    Brokers.....................................................   21
Section 6.7    Manufacturing Exemption.....................................   21
Section 6.8    Resale Exemption............................................   21

ARTICLE 7      CERTAIN REGULATORY APPROVALS................................   21

Section 7.1    Hart-Scott-Rodino Act.......................................   21
Section 7.2    Environmental Permits.......................................   21

ARTICLE 8      CONDUCT OF BUSINESS PENDING CLOSING.........................   22

Section 8.1    Full Access.................................................   22
Section 8.2    Carry on in Regular Course..................................   23
Section 8.3    No General Increases........................................   23
Section 8.4    Sale of Capital Assets; Capital Improvements................   23
Section 8.5    Insurance...................................................   23
Section 8.6    Preservation of Organization................................   23
Section 8.7    Advice of Change............................................   23
Section 8.8    No Shopping.................................................   24
Section 8.9    Tax Covenants...............................................   24
Section 8.10   Preparation of Transaction Documents........................   24
Section 8.11   Designated Inventory........................................   24


                                       -ii-


ARTICLE 9      CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.................   24

Section 9.1    Representations and Warranties..............................   24
Section 9.2    Compliance with Agreement...................................   25
Section 9.3    No Litigation...............................................   25
Section 9.4    HSR Clearance...............................................   25
Section 9.5    Environmental Matters.......................................   25
Section 9.6    Site Separation and Services Agreement......................   25
Section 9.7    Site Lease; Space Lease.....................................   25
Section 9.8    Material Adverse Change.....................................   26
Section 9.9    Financing...................................................   26

ARTICLE 10     CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS................   26

Section 10.1   Representations and Warranties..............................   26
Section 10.2   Compliance with Agreement...................................   26
Section 10.3   No Litigation...............................................   26
Section 10.4   HSR Clearance...............................................   26
Section 10.5   Consent of Lenders..........................................   27
Section 10.6   Environmental Matters.......................................   27
Section 10.7   Site Separation and Services Agreement......................   27
Section 10.8   Site Lease; Space Lease.....................................   27

ARTICLE 11     EMPLOYEES AND EMPLOYEE BENEFITS.............................   27

Section 11.1   Hiring Employees............................................   27
Section 11.2   Welfare Benefit Plans.......................................   28
Section 11.3   Investment & Retirement Plans...............................   28
Section 11.4   Benefit Maintenance.........................................   29
Section 11.5   Limitation on Rights........................................   31
Section 11.6   Workmen's Compensation......................................   31

ARTICLE 12  CERTAIN COVENANTS .............................................  31

   SECTION 12.1  Obligation of Seller With Respect to Accounts
                  Receivable ..............................................  31
   SECTION 12.2  Third Party Consents .....................................  32
   SECTION 12.3  Access to Books and Records ..............................  33
   SECTION 12.4  Use of S.D. Warren Name ..................................  33
   SECTION 12.5  No Hiring ................................................  33
   SECTION 12.6  Audited Financials .......................................  34
   SECTION 12.7  Noncompetition ...........................................  34
   SECTION 12.8  Financing ................................................  35

ARTICLE 13  INDEMNITY .....................................................  35

   SECTION 13.1  Indemnification by the Seller ............................  35
   SECTION 13.2  Indemnification by the Buyer .............................  37
   SECTION 13.3  Indemnification Procedures ...............................  38
   SECTION 13.4  Scope of Indemnity .......................................  39
   SECTION 13.5  Waiver of Statutory Claims ...............................  39

ARTICLE 14  TAX MATTERS ...................................................  39

   SECTION 14.1  General ..................................................  39
   SECTION 14.2  Cooperation on Tax Matters; Conduct of Proceedings .......  40
   SECTION 14.3  Scope of Article 14 ......................................  40

ARTICLE 15  TERMINATION ...................................................  41

ARTICLE 16  CONFIDENTIALITY ...............................................  41

   SECTION 16.1  Confidentiality Agreement ................................  41
   SECTION 16.2  Confidential Information Relating to the Pressure
                  Sensitive Business ......................................  42

ARTICLE 17  DEFINITIONS ...................................................  42

ARTICLE 18  GENERAL .......................................................  44

   SECTION 18.1  Survival of Representations and Warranties ...............  44
   SECTION 18.2  Arbitration ..............................................  45
   SECTION 18.3  Expenses, Certain Taxes ..................................  45
   SECTION 18.4  Assigns ..................................................  45

   SECTION 18.5  Entire Agreement, Etc. ...................................  46
   SECTION 18.6  Waiver of Certain Damages ................................  46
   SECTION 18.7  Construction .............................................  46
   SECTION 18.8  Governing Law ............................................  46
   SECTION 18.9  Notices ..................................................  46
   SECTION 18.10 Counterparts .............................................  48
   SECTION 18.11 Section Headings .........................................  48
   SECTION 18.12 Public Statements or Releases ............................  48
   SECTION 18.13 Disclosure in Schedules ..................................  48

                         LIST OF EXHIBITS AND SCHEDULES

EXHIBITS:

A              Target Statement
B              Site Separation and Services Agreement
C              Site Lease
D              Resale Exemption

SCHEDULES:

1.1(a)         Equipment
1.1(b)         Inventories
1.1(d)         Personal Property Leases
1.1(e)         Contracts
1.1(g)         Purchase Orders
1.1(i)         Intellectual Property
1.1(o)         Electrical Transformers
2              Liabilities and Obligations of Seller
3.1            Allocation of Purchase Price
5.4            Permitted Encumbrances
5.5            Financials
5.6            Absence of Certain Changes
5.7            Litigation
5.8            Labor Relations
5.9            Contracts
5.10           Employee Benefit Plans
5.11(a)        Equipment
5.11(b)        Acquired Assets
5.12           Customers List
5.13           Intellectual Property
5.14           Governmental Consents
5.15           Compliance with Laws
5.16           Environmental Matters
5.20           Real Property
11.1           Assumed Employees
13.1(a)(iii)   Blanket Environmental Claims

                           ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is dated as of the 18th day of November, 1997, by and between S.D. Warren Company, a Pennsylvania corporation (the "SELLER"), and Spinnaker Industries, Inc., a Delaware corporation (the "BUYER").

     The Seller is in the business of manufacturing and selling certain pressure sensitive paper products, including EDP Impact, EDP Non-Impact and Roll Label Products (the "PRESSURE SENSITIVE BUSINESS"). The Pressure Sensitive Business is conducted primarily as part of the Seller's operations at its Westbrook, Maine facility (the "WESTBROOK FACILITY").

     The Seller desires to sell and the Buyer desires to purchase the Pressure Sensitive Business.

     In connection with the negotiation and preparation of this Agreement, the Seller has prepared, and the Buyer has reviewed, a set of disclosure schedules, dated the date hereof and delivered separately as one or more volumes (the "DISCLOSURE SCHEDULE", with any reference in this Agreement to a Schedule being a reference to the Disclosure Schedule).

     In consideration of the mutual agreements and covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE 1

                               PURCHASE AND SALE

     1.1. ACQUIRED ASSETS. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Article 4 hereof, the Seller shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and take assignment and delivery of, all of the following assets of the Seller used in or relating to the Pressure Sensitive Business, with the exception of the Excluded Assets (as defined in Section 1.2) (all of which assets are hereinafter referred to collectively as the "ACQUIRED ASSETS"):

          (a) All machinery, equipment, installations, fixtures, furniture, tools, supplies, materials and other personal property used primarily in connection with the Pressure Sensitive Business, including without limitation those items described on SCHEDULE 1.1(a) hereto, with such additions thereto and deletions therefrom as may hereafter arise in the ordinary course of business prior to the Closing consistent with the Seller's obligations under Article 8 hereof (the "EQUIPMENT");

          (b) All of the Seller's inventories held for use primarily in the Pressure Sensitive Business, including raw materials, stores and spare parts, work in process and finished goods, including without limitation those items described on SCHEDULE 1.1(b) hereto and the Designated Inventory described in Section 3.2(b), with such additions thereto and deletions therefrom as may hereafter arise in the ordinary course of business prior to the Closing consistent with the Seller's obligations under Article 8 hereof (the "INVENTORIES"), to the extent reflected on the Closing Statement (as finally adjusted pursuant to Section 3.2) except as provided in Section 3.2(b);

          (c) All of the Seller's prepaid expenses relating primarily to the Pressure Sensitive Business, to the extent reflected on the Closing Statement (as finally adjusted pursuant to Section 3.2) (the "PREPAID EXPENSES");

          (d) All of the Seller's rights under all leases of personal property used primarily in connection with the Pressure Sensitive Business, including the leases listed on SCHEDULE 1.1(d) and any other leases for personal property entered into by the Seller and an unaffiliated third party in connection with the Pressure Sensitive Business prior to the Closing consistent with the Seller's obligations under Article 8 hereof (the "PERSONAL PROPERTY LEASES");

          (e) All of the Seller's rights under all contracts and agreements, including without limitation the supply agreements, entered into by the Seller and an unaffiliated third party primarily in connection with the Pressure Sensitive Business, including the contracts listed on
     SCHEDULE 1.1(e) and any other such contracts entered into by the Seller primarily in connection with the Pressure Sensitive Business prior to the Closing consistent with the Seller's obligations under Article 8 hereof (the "CONTRACTS");

          (f) All of the Seller's rights under the 1997-2002 collective bargaining agreement between the Seller and United Paperworkers International Union AFL-CIO Local #1069 (the "UNION") solely as it governs the terms of employment of current hourly employees of the Pressure Sensitive Business (the "COLLECTIVE BARGAINING AGREEMENT"); provided, that the Seller's rights under the Collective Bargaining Agreement shall not be assumed by the Buyer if the Buyer and the Union enter into a mutually acceptable substitute contract prior to Closing;

          (g) All of the Seller's rights under purchase orders outstanding on the Closing Date and relating primarily to the Pressure Sensitive Business, including the purchase orders listed on SCHEDULE 1.1(g) and any other purchase orders issued or accepted by the Seller primarily in connection with the Pressure Sensitive Business prior to the Closing consistent with the Seller's obligations under Article 8 hereof (the "PURCHASE ORDERS");

          (h) All of the Seller's accounts receivable relating primarily to the Pressure Sensitive Business outstanding on the Closing Date, to the extent reflected on the Closing Statement (as finally adjusted pursuant to Section 3.2) (the "ACCOUNTS RECEIVABLE");

          (i) All of the Seller's rights with respect to all Intellectual Property (as defined in Section 5.13) of the Seller used primarily, or held primarily for use, in connection with the Pressure Sensitive Business or as the Buyer may reasonably require to conduct the Pressure Sensitive Business subsequent to the Closing, including the Intellectual Property listed on SCHEDULE 1.1(i) hereto but excluding the Intellectual Property to be used by the Seller to provide services pursuant to the Site Separation and Services Agreement (as defined in Article 9);

          (j) to the extent transferable, all of the Seller's rights with respect to all computer software programs used primarily in the Pressure Sensitive Business or as the Buyer may reasonably require to conduct the Pressure Sensitive Business subsequent to the Closing but excluding the computer software programs to be used by the Seller to provide services pursuant to the Site Separation and Services Agreement;

          (k) to the extent transferable, all of the Seller's rights with respect to any licenses, permits, concessions, orders, authorizations, approvals or registrations from, of or with any Governmental Entity (as defined in Article 17) and relating primarily to the Pressure Sensitive Business;

          (l) subject to Section 12.3, all existing records of the Seller relating primarily to the Pressure Sensitive Business, including, without limitation, property records, production records, purchasing and sales records, personnel and payroll records to the extent transferable under applicable law, customer lists, credit records, accounting records and such other records as the Buyer may reasonably require to conduct the Pressure Sensitive Business subsequent to the Closing;

          (m) all claims, choses in action or causes of action that relate to the Pressure Sensitive Business;

          (n) all warranties or similar rights that relate to the Acquired Assets; and

          (o) all electrical transformers that relate primarily to the Pressure Sensitive Business and identified on SCHEDULE 1.1(o).

     1.2. EXCLUDED ASSETS. Notwithstanding the foregoing, the Seller is not selling and the Buyer is not purchasing pursuant to this Agreement, and the term "ACQUIRED ASSETS" shall not include, any of the following assets (the "EXCLUDED ASSETS"):

          (a) any of the Seller's title to, interest in or rights with respect to any real property other than to the extent set forth in the Site Lease or the Space Lease (each as hereinafter defined);

          (b) any of the Seller's cash, marketable or other securities, commercial paper and cash equivalents or other investments, on hand or in bank accounts, and all of the Seller's bank accounts and intercompany accounts;

          (c) any computers not used primarily in the Pressure Sensitive Business, and any software embodied in any such computers, any communication or data network systems not used primarily in the Pressure Sensitive Business, and any other equipment not reasonably required to conduct the Pressure Sensitive Business (including assets required to provide the support services to be provided by the Seller pursuant to the Site Separation and Services Agreement) or used to support the Pressure Sensitive Business but not located at the Westbrook Facility;

          (d) any insurance policies of the Seller, including any and all rights to make any claims or receive any proceeds thereunder;

          (e) all power transmission equipment other than the transformers referred to in Section 1.1(o) and any trucks not listed on
     SCHEDULE 1.1(a);

          (f) any other assets of the Seller not reasonably required to conduct the Pressure Sensitive Business subsequent to the Closing (including assets required to provide the support services to be provided by the Seller pursuant to the Site Separation and Services Agreement);

          (g) any rights to the tradenames, trademarks or corporate name "S.D. Warren" and any derivations thereof;

          (h) any rights of the Seller under that certain Stock Purchase Agreement, dated as of October 7, 1994, among Scott Paper Company, Sappi Limited and SDW Acquisition Corp.; and

          (i) all corporate records of the Seller, all financial and tax records of the Seller relating in whole or in part to the Pressure Sensitive Business and all other records and files not reasonably required to conduct the Pressure Sensitive Business subsequent to the Closing.

     1.3. DETERMINATIONS AS TO MIXED-USE ASSETS. The Seller and the Buyer shall cooperate in good faith to resolve any disputes as to whether any specific assets (including, without limitation, any contracts and agreements) of the Seller which relate to both the Pressure Sensitive Business and another business of the Seller are used primarily in, or relate primarily to, the Pressure Sensitive Business. With respect to any contracts or licenses applicable to both the Pressure Sensitive Business and other businesses of the Seller, the Seller and the Buyer will cooperate to structure contractual arrangements providing them both with the relevant rights and obligations under such contract or license. These arrangements may take the form of a subcontract or sublicense or causing the other party to such contract or license to agree to split the contract or license into two separate agreements.

                                   ARTICLE 2

                       ASSUMPTION OF CERTAIN OBLIGATIONS

     At the Closing, the Buyer shall assume, and agree to pay, perform, fulfill and discharge, the obligations and liabilities of the Seller relating to the Pressure Sensitive Business described on SCHEDULE 2 hereto. Notwithstanding any provisions contained in this Agreement or the Disclosure Schedule to the contrary, except as set forth on SCHEDULE 2 the Buyer shall specifically not assume any other liabilities or obligations of the Seller, including without limitation the following liabilities or obligations of the Seller:

          (i) liabilities for Indebtedness (as defined in Article 17) of the Seller;

          (ii) those liabilities for Taxes (as defined in Article 17) that remain the responsibility of the Seller pursuant to Article 14;

          (iii) those liabilities of the Seller or any of its ERISA Affiliates (defined as any other person that, together with the Seller, would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended) under any and all of the ERISA Plans and Non-ERISA Plans (both as defined in Section 5.10(a) hereof) currently or at any time in the past maintained or contributed to by Seller or any of its

          ERISA Affiliates, including but not limited to those plans retained by the Seller pursuant to Sections 11.2(a) and 11.3(a);

          (iv) liabilities of the Seller in respect of severance agreements, arrangements or obligations with or to employees of the Seller who are offered employment by the Buyer in accordance with Section 11.1 but who decline such offer;

          (v) all liabilities incurred in connection with "stay-put" arrangements implemented in connection with the sale of the Pressure Sensitive Business, including without limitation "stay-put" bonuses and special compensation for certain persons employed by the Seller;

          (vi) liabilities or regulatory obligations with respect to environmental matters referred to in Section 13.1(a)(iii), (iv) and
          (v);

          (vii) liabilities relating to claims for workmen's compensation for work performed by employees of the Pressure Sensitive Business prior to the Closing, only to the extent that any such claim has been filed prior to Closing or within six (6) months from Closing;

          (viii) liabilities with respect to any intercompany accounts; and

          (ix) liabilities for product warranty claims for products sold by the Seller prior to Closing, only to the extent such claims are made prior to the first anniversary of the Closing.

The liabilities to be assumed by the Buyer under this Agreement are hereinafter sometimes referred to as the "ASSUMED OBLIGATIONS" and the liabilities that are not assumed by the Buyer under this Agreement are hereinafter sometimes referred to as the "EXCLUDED LIABILITIES", which Excluded Liabilities the Seller covenants it shall pay, satisfy and discharge in full when due, and shall indemnify the Buyer against any Losses (as defined in Article 13) arising therefrom as provided in Article 13. The assumption of the Assumed Obligations by the Buyer shall not enlarge any rights of third parties under contracts or arrangements with the Buyer or the Seller and nothing herein shall prevent any party from contesting in good faith with any third party any of said liabilities.

                                   ARTICLE 3

                                PURCHASE PRICE

     3.1. PURCHASE PRICE. At the Closing, the Buyer shall pay Fifty-Two Million Seven Hundred Seventy Thousand and no/100 Dollars ($52,770,000) to the Seller, as the aggregate purchase price for the Acquired Assets, subject to adjustment as provided in Section 3.2 hereof (the "PURCHASE PRICE"), by wire transfer of same day funds. The Purchase Price shall be allocated among the Acquired Assets in the manner set forth on SCHEDULE 3.1 hereto. The Buyer and Seller shall report the purchase and sale of the Acquired Assets, including, without limitation, in all federal, foreign, state, local and other Tax Returns (as defined in Article 17) prepared and filed by or for either of the Buyer or the Seller, in accordance with the basis of allocation set forth on SCHEDULE
3.1 hereto. The Buyer and the Seller further agree that they will prepare and file asset acquisition statements on Form 8594 reflecting such allocation with their Federal income tax returns for the taxable year that includes the Closing Date.

     3.2. PURCHASE PRICE ADJUSTMENTS.

          (a) Included as Exhibit A is a statement showing the net value of the Accounts Receivable, Prepaid Expenses and Inventories (collectively, the "CURRENT ASSETS") and all trade payables (excluding intercompany payables) and accrued liabilities of the Pressure Sensitive Business, but excluding all payables and expenses of the types set forth in clauses (i) to (ix) of Article 2 (collectively, the "CURRENT LIABILITIES"). The Current Assets and Current Liabilities are collectively referred to as the "NET WORKING CAPITAL". Except as noted on EXHIBIT A, this statement (the "TARGET STATEMENT") has been derived from the internal unaudited financial records for the Pressure Sensitive Business and has been prepared on a basis consistent with management's past practice. This statement also shows that as of the applicable dates the net value of the Net Working Capital was $14,608,000.

          (b) Within sixty (60) days after the Closing Date, the Seller shall prepare and deliver to the Buyer an unaudited statement as of the close of business on the day immediately preceding the Closing Date of the Net Working Capital (the "CLOSING STATEMENT"). The Closing Statement (i) shall be prepared on the same basis as the Target Statement, except that the book value of the Inventories (other than those identified in clause
     (ii)) shall be established conclusively for purposes of this Section 3.2 by the Seller taking a physical inventory of the Inventories as of the close of business on the day immediately preceding the Closing Date and reducing the final balance by such amount, if any, as would reduce the value of the Inventories to a value equal to the lower of cost or market, calculated in accordance with generally accepted accounting principles and otherwise applying the valuation methodology used in preparing the Target Statement to the results of this physical inventory and (ii) that portion of the Inventory, primarily instrument and electrical inventory, that relates primarily to the Pressure Sensitive Business but was inadvertently omitted from the Target Statement (the

      "DESIGNATED INVENTORY") will not be included on the Closing Statement. The Designated Inventory will be designated as provided in Section 8.11.

          (c) When the Seller delivers the Closing Statement, the Seller shall also deliver a certificate of its Chief Financial Officer (i) certifying that the Closing Statement was prepared in accordance with paragraph (b) above, and (ii) containing the Seller's calculations, based on the Closing Statement (the "SELLER'S PROPOSED CALCULATIONS"), of the Net Working Capital as of the Closing Date.

          (d) Within thirty (30) days after receipt of the Closing Statement and the accompanying certificate, the Buyer shall notify the Seller of its agreement or disagreement with the Closing Statement and the accuracy of any of the Seller's Proposed Calculations; PROVIDED, that the Buyer may only dispute the Closing Statement and the Seller's Proposed Calculations to the extent that they deviate from the requirements of paragraphs (b) and (c) above. If the Buyer disputes any such aspect of the Closing Statement or the amount of any of the Seller's Proposed Calculations, then the Buyer shall have the right to direct its independent accountants, at the Buyer's expense, to review and test the Closing Statement. The Buyer's accountants shall complete their review and test within thirty
     (30) days after the date the Buyer disputes the Seller's Proposed Calculations. If the Buyer and its independent accountants, after such review and test, still disagree with the Seller's Proposed Calculations, and the Seller does not accept the Buyer's proposed alternative calculations (the "BUYER'S PROPOSED CALCULATIONS"), then, within thirty
     (30) days after the date of the Seller's rejection of the Buyer's Proposed Calculations, the Seller and the Buyer shall select a third nationally recognized independent accounting firm (the "INDEPENDENT ACCOUNTING FIRM") to resolve the remaining disputed items (the "REMAINING DISPUTED ITEMS") by conducting its own review and test of the Closing Statement and thereafter selecting either the Buyer's Proposed Calculation of the Remaining Disputed Items or the Seller's Proposed Calculation of the Remaining Disputed Items or an amount in between the two. The Independent Accounting Firm shall be instructed (i) that the scope of its review shall be limited solely to the Remaining Disputed Items, (ii) that it shall accept the Closing Statement and the Seller's Proposed Calculations except to the extent that they deviate from the requirements of paragraphs (b) and (c) above, and (iii) that it is to use every reasonable effort to complete such assignment and deliver copies of such opinion and, if required, a revised Closing Statement to the Buyer and the Seller within thirty (30) days following the date such Remaining Disputed Items are referred to it. The Buyer and the Seller agree that they shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be paid jointly by the Buyer and the Seller.

          (e)  Upon the determination pursuant to paragraph (d) of this
     Section 3.2 of the definitive Closing Statement and the Net Working Capital as of the Closing Date, the Purchase Price shall be either
     (i) increased by the amount, if any, by which the amount of Net Working Capital is greater than $14,065,000 or (ii) decreased by the amount, if any, by which the amount of Net Working Capital is less than $14,065,000 (the "ADJUSTMENT"). The Seller and the Buyer acknowledge that the target number for the Adjustment set forth in the preceding sentence is different than the net value of the Net Working Capital reflected on the Target Statement. If the Purchase Price is increased, the Buyer shall pay such amount to the Seller, and if the Purchase Price is decreased, the Seller shall pay such amount to the Buyer. Any such payment shall be made in cash or same day funds within ten (10) days after the determination of the Adjustment pursuant to paragraph (d).

                                   ARTICLE 4

                                    CLOSING

     4.1. TIME AND PLACE. The closing of the transfer and delivery of all documents and instruments necessary to consummate the transactions contemplated by this Agreement (the "CLOSING") shall be held at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts, on the third business day following completion of the regulatory approvals referred to in Sections 7.1 and 7.2, or at such other time or such other place as the Buyer and the Seller may agree. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "CLOSING DATE". The Closing will be deemed to be effective for purposes of this Agreement as of the opening of business on the Closing Date.

     4.2. TRANSACTIONS AT CLOSING.  At the Closing:

          (a) The Seller shall duly execute and deliver to the Buyer or its nominee or nominees such deeds, bills of sale, certificates of title and other instruments of assignment or transfer with respect to the Acquired Assets as the Buyer may reasonably request and as may be necessary to vest in the Buyer all of the Seller's title to the Acquired Assets.

          (b) The Buyer shall deliver the Purchase Price by wire transfer to the Seller.

          (c) The Buyer shall duly execute and deliver to the Seller such instruments of assumption with respect to the Assumed Obligations as the Seller may reasonably request.

          (d) The Buyer and the Seller, as applicable, shall each duly execute and deliver the Site Separation and Services Agreement, the Site Lease and the Space Lease (as each such term is defined in Article 9 hereof).

                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF SELLER

     The Seller represents and warrants to the Buyer as follows:

     5.1. INCORPORATION; AUTHORITY. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania and has all requisite corporate power and authority to carry on the Pressure Sensitive Business as now conducted.

     5.2. RIGHTS TO SELL ACQUIRED ASSETS; APPROVALS; BINDING EFFECT. The Seller has all requisite corporate power and authority to enter into this Agreement and the other agreements contemplated hereby (collectively, the "TRANSACTION DOCUMENTS") to which the Seller is to be a party, to perform all of its agreements and obligations hereunder and thereunder in accordance with their respective terms, and to sell and transfer to the Buyer all of the Acquired Assets. This Agreement has been duly executed and delivered by the Seller and constitutes, and when each of the other Transaction Documents to which the Seller is to be a party has been duly executed and delivered each of such other Transaction Documents will constitute, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with each of their respective terms, except as such validity, binding effect or enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by equitable principles relating to the availability of remedies.

     5.3. NO DEFAULTS. Except for consents to transfer with respect to any agreement that is part of the Acquired Assets, and the consents referred to in Sections 7.1 and 7.2 hereof, the entering into of this Agreement and the other Transaction Documents to which the Seller is to be a party, the performance and compliance by the Seller with the terms hereof and thereof, and the consummation of all the transactions contemplated hereby and thereby, will not either currently, or after notice or lapse of time or both:

          (a) result in a violation of any provision of the charter, by-laws or other organizational documents of the Seller; or

          (b) result in a violation by the Seller of any statute, regulation, order, law, ordinance or restriction applicable to the Seller, other than any violation which would not have a Material Adverse Effect (as defined in Article 17); or

          (c) result in a violation by the Seller of any judgment, order or decree of any court or judicial or quasi-judicial tribunal applicable to the Seller, other than any violation which would not have a Material Adverse Effect.

     5.4. TITLE TO ASSETS. The Seller owns or has the right to transfer all of the Acquired Assets, subject to obtaining the consents described on SCHEDULE
5.4. At and as of the Closing, the Seller will convey to the Buyer good and marketable title to the Acquired Assets, and the Seller will lease the Primary Real Property (as defined below) to the Buyer, in each instance, free and clear of all Encumbrances (as defined in Article 17) except for Permitted Encumbrances (as defined in Article 17) and except as set forth on
SCHEDULE 5.4.

     5.5. FINANCIAL STATEMENTS. Attached as SCHEDULE 5.5 hereto are a statement of net assets of the Pressure Sensitive Business as of August 26, 1997
(except as noted on SCHEDULE 5.5) and summary statements of contribution after direct expenses for the Pressure Sensitive Business (the "SUMMARY STATEMENTS") for the fiscal years of the Seller ended September 30, 1996 and September 30, 1997. The statement of net assets was prepared on the basis disclosed and using the assumptions described in the footnotes to such statements. Except as noted in the footnotes, such statement of net assets fairly presents in all material respects the financial condition of the Pressure Sensitive Business, insofar as it relates to the categories of assets and liabilities presented, as of the applicable dates. Except as noted in the footnotes, the Summary Statements fairly present in all material respects the results of operations of the Pressure Sensitive Business, insofar as they relate to the revenues and types of costs presented, for the periods covered thereby.

     5.6. ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 5.6, from September 30, 1997 to the date of this Agreement the Pressure Sensitive Business has operated only in the ordinary course and there has not been:

          (a) any change in the condition (financial or otherwise), results of operations, assets, liabilities or business of the Pressure Sensitive Business other than changes arising in the ordinary course of business, none of which, individually or in the aggregate, has had a Material Adverse Effect;

          (b) any acquisition or disposition by the Seller outside the ordinary course of business of any asset or property used primarily in, or material to the operation of, the Pressure Sensitive Business;

          (c) any damage, destruction or casualty loss to any asset of the Seller and relating to the Pressure Sensitive Business, whether or not covered by insurance, which has had a Material Adverse Effect;

          (d) any increase in (or commitment to increase) the compensation, pension or other benefits payable or to become payable to any of the officers, employees, agents or representatives of the Pressure Sensitive Business or any bonus payments or arrangements made to or with any of them, that will constitute an Assumed Obligation, other than (i) increases amounting to less than $20,000 individually and effected on a basis consistent with the past practice of the Seller and (ii) any increase required under the terms of any of the benefit plans or other arrangements listed on SCHEDULE 5.10 hereto;

          (e) any voluntary forgiveness or cancellation of any debt or claim of the Pressure Sensitive Business in excess of $5,000 or any voluntary waiver of any right of material value other than compromises of accounts receivable in the ordinary course of business;

          (f) the imposition of any Encumbrance on any of the assets of the Pressure Sensitive Business except for Permitted Encumbrances and any Encumbrance that will be discharged prior to Closing;

          (g) any disposition of or lapse of any intellectual property right or termination of any agreement under which the Seller (insofar as it relates to the Pressure Sensitive Business) has any right or license, the disposition, lapse or termination of which would have a Material Adverse Effect;

          (h) any lapse, termination or expiration (other than in accordance with its terms, except as a result of a breach thereof) of any contract or agreement, including any joint venture agreement, teaming agreement, distribution agreement, supply agreement, license agreement, personal property lease or development contract, to which the Seller (insofar as it relates to the Pressure Sensitive Business) had been a party, the lapse, termination or expiration of which would have a Material Adverse Effect; or

          (i) any receipt by the Seller of written notice, or to the Seller's knowledge, any other communication, from any customer of the Pressure Sensitive Business that such customer intends to terminate or reduce its purchase of products from the Seller, except for any such terminations or reductions that individually or in the aggregate would not have a Material Adverse Effect.

     5.7. LITIGATION, ETC. As of the date of this Agreement, no proceeding, arbitration, action or suit is pending or, to the knowledge of the Seller, threatened against the Seller (insofar as it relates to the Pressure Sensitive Business), except as set forth on SCHEDULE 5.7 hereto and except for any such proceeding, arbitration, action, or suit that, singly or in the aggregate, would not have a Material Adverse Effect. As of the date of this Agreement, the Seller (insofar as it relates to the Pressure Sensitive Business) has not received any written notice from any Governmental Entity of any pending or threatened governmental investigation relating to the Pressure Sensitive Business which, if concluded with a determination adverse to the Pressure Sensitive Business, would have a Material Adverse Effect. As of the date of this Agreement, except as set forth on SCHEDULE 5.7, the Acquired Assets are not the subject of any continuing court or administrative order, award, injunction or decree.

     5.8. LABOR RELATIONS. Except as set forth on SCHEDULE 5.8, as of the date of this Agreement there is no charge pending or, to the knowledge of the Seller, threatened against the Seller alleging, with respect to any employee or employees of the Pressure Sensitive Business, any violation of any statute or regulation relating to employment and employment practices, or any violation of any collective bargaining agreement, any unlawful discrimination in employment practices or any unfair labor practices before any court, agency, or other judicial or arbitral body, except for any such violation that would not have a Material Adverse Effect. As of the date of this Agreement, there is no labor strike, dispute, slow-down or work stoppage actually pending or, to the Seller's knowledge, threatened against the Seller (with respect to employees of the Pressure Sensitive Business). Except as set forth on SCHEDULE 5.8, no employees of the Pressure Sensitive Business are covered by any collective bargaining agreement, and no collective bargaining agreement or other labor union agreement or agreement with organized labor for employees of the Pressure Sensitive Business is currently being negotiated or pending negotiation.
Except as set forth on SCHEDULE 5.8 hereto, there has been no material concerted work stoppage with respect to the Pressure Sensitive Business during the last three years. To the knowledge of the Seller, except as set forth on
SCHEDULE 5.8, no former or current employee of the Pressure Sensitive Business is a party to or is otherwise bound by any written agreement or arrangement between such employee and any other entity that would materially adversely affect (i) the performance of his duties as an employee of the Pressure Sensitive Business of the Seller or the Buyer or (ii) the ability of the Seller or the Buyer to conduct the Pressure Sensitive Business.

     5.9. CONTRACTS. Except for contracts, commitments, plans, agreements and licenses listed on SCHEDULE 5.9 or SCHEDULE 5.10, as of the date of this Agreement the Seller (insofar as it relates primarily to the Pressure Sensitive Business) is not a party to or otherwise bound by:

          (a) except for purchase orders accepted in the ordinary course of business, any contract or purchase order to sell products or provide services to any customer (i) providing for payments in excess of $25,000 or (ii) having a term greater than one calendar year;

          (b) except for any contract or agreement that will not constitute an Assumed Obligation, any written contract or agreement with any director, officer or employee of the Pressure Sensitive Business;

          (c) any contract for the lease or sublease as lessee, lessor, sublessee or sublessor of real or personal property of the Pressure Sensitive Business, or any license of computer software used primarily in the Pressure Sensitive Business, requiring payments in excess of $25,000 per year;

          (d) except for purchase orders issued in the ordinary course of business, any contract requiring payments in excess of $25,000 for the purchase or sale of any personal property used primarily in the Pressure Sensitive Business;

          (e) any contract or agreement containing non-competition covenants limiting the freedom of the Seller to operate the Pressure Sensitive Business;

          (f) any contract or agreement for guaranty, indemnity or suretyship of Indebtedness of the Pressure Sensitive Business in excess of $50,000; or

          (g) except for any purchase commitments made in the ordinary course of business and in amounts less than $25,000 each, any outstanding purchase commitments or take or pay agreements binding upon the Seller which relate to the Pressure Sensitive Business.

     Neither the Seller nor, to the knowledge of the Seller, any other party to any contract, agreement, lease or instrument listed on SCHEDULE 5.9 (collectively, the "CONTRACTS") is, as of the date of this Agreement, in default in complying with any provisions thereof, except for any such default that would not have a Material Adverse Effect. As of the date of this Agreement, except where the same would not, individually or in the aggregate, have a Material Adverse Effect, the Seller has not received any written notice of the intention of any party to terminate any Contract, whether as a termination for convenience or for default of the Seller thereunder.


     5.10.     PENSIONS AND BENEFITS.

          (a) Except as set forth on SCHEDULE 5.10 hereto, as of the date of this Agreement, the Seller does not maintain or have any obligation to make contributions to, any employee benefit plan (an "ERISA PLAN") within the meaning of Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other retirement, profit sharing, stock option, stock bonus or other benefit program (a
     "NON-ERISA PLAN"), in either case, for the benefit of any officers, employees or consultants of the Pressure Sensitive Business. The Seller has heretofore delivered or made available to the Buyer copies or summaries of each such ERISA Plan and Non-ERISA Plan and any associated funding instruments and, with respect to any such ERISA Plan, the most recently completed annual report (with any required attachments), the most recent IRS determination letter, and any other advisory opinions or rulings applicable to such Plan.

          (b) To the Seller's knowledge, the ERISA Plans and Non-ERISA Plans have been maintained and operated in all material respects in accordance with all federal, state, provincial and local laws applicable to such plans, and the terms and conditions of the respective plan documents.

     5.11. EQUIPMENT; ACQUIRED ASSETS. The Equipment, taken as a whole, is in a condition suitable for its present use in the Pressure Sensitive Business. Except as set forth on SCHEDULE 5.11(a), as of the date of this Agreement the Seller has received no written notice of any OSHA violation relating to the Equipment. Except as set forth on Schedule 5.11(b), the Acquired Assets, when utilized by a labor force substantially similar to that utilized by the Seller for the Pressure Sensitive Business immediately prior to Closing at the Westbrook Facility, and together with the services and utilities to be provided to the Buyer pursuant to the Site Separation Agreement, are adequate to conduct the Pressure Sensitive Business as currently conducted.

     5.12. CUSTOMERS. SCHEDULE 5.12 hereto sets forth a list of each paying account in 1997 of the Pressure Sensitive Business.

     5.13.     INTELLECTUAL PROPERTY.

          (a) Except as described in SCHEDULE 5.13, (i) the Seller owns or licenses sufficient rights, title and interest in all material copyright, trade secret, trademark, or other proprietary rights (collectively, "INTELLECTUAL PROPERTY") required to conduct the Pressure Sensitive Business as presently conducted; (ii) as of the date of this Agreement there are no proceedings, arbitrations, actions or suits pending or to the Seller's knowledge threatened, and no unresolved written claims outstanding, which challenge the rights of the Seller in respect thereof or charge the Seller with infringement of any adversely held Intellectual Property, except for any proceedings, arbitrations, actions, suits or claims that singly or in the aggregate would not have a Material Adverse Effect; and (iii) except for any of the Excluded Assets to be made available to the Buyer pursuant to the Site Separation and Services

     Agreement, the Seller has the right to use and to transfer to the Buyer, in all material respects, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for the operation of the Pressure Sensitive Business as presently conducted.

          (b) To the Seller's knowledge, as of the date of this Agreement there exists no infringement by others of any of the Seller's Intellectual Property rights relating to the Pressure Sensitive Business, except for any such infringement that would not have a Material Adverse Effect.

          (c) To the Seller's knowledge, the Seller is not making unauthorized use of any confidential information or trade secrets of any Person, including without limitation any former employer of any past or present employee of the Seller. Except as set forth in SCHEDULE 5.13, the Seller (insofar as it relates to the Pressure Sensitive Business) is not violating any confidentiality agreement with any third party, and to the Seller's knowledge, none of its employees (with respect to the Seller, insofar as it relates to the Pressure Sensitive Business) is violating any such agreement.

     5.14. GOVERNMENTAL CONSENT. Except for the approval required with respect to the HSR Act (as defined in Section 7.1), consents to transfer required with respect to contracts, if any, with governments or governmental agencies and for those items set forth on SCHEDULE 5.14, no consent, approval or authorization of or registration, designation, declaration or filing with any Governmental Entity, on the part of the Seller, is required in connection with the consummation of any of the transactions contemplated hereby, except for any approval, authorization, registration, designation, declaration or filing that, if not obtained or made, would not have a Material Adverse Effect, and would not materially adversely affect the ability of the Seller to perform its obligations under this Agreement.

     5.15.     COMPLIANCE WITH LAWS, ETC.   Except as set forth on
SCHEDULE 5.15 hereto, the Seller (insofar as it relates to the operation of the Pressure Sensitive Business) is in compliance with all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, awards, decrees, warning letters, judgments, writs and injunctions applicable to it, except for any non-compliance that would not have a Material Adverse Effect.

     5.16.     ENVIRONMENTAL MATTERS.  (a) Except as set forth on
SCHEDULE 5.16, the Seller (insofar as it relates to the Pressure Sensitive Business) is in compliance with all applicable Environmental Laws except where the failure to be in compliance would not have a Material Adverse Effect.

          (b) Except as set forth on SCHEDULE 5.16, the Seller has all permits, licenses and operating authorities and has installed and/or incorporated all compliant control technology on all sources, required under Environmental Laws for the operation of the Pressure Sensitive Business as presently conducted (the "ENVIRONMENTAL PERMITS") and there are no violations, investigations or proceedings nor, to the knowledge of the Seller, are any investigations or proceedings pending or threatened, with respect to the Environmental Permits, except where the failure to have such Environmental Permits or where the violation, investigation or proceeding relating thereto would not have a Material Adverse Effect.

          (c) Except as set forth on SCHEDULE 5.16, since December 31, 1996, no notice, notification, demand, request for information, citation, summons, complaint or order has been received by the Seller or, to the knowledge of the Seller, is pending or threatened by any Person against, the Seller relating to the Pressure Sensitive Business nor has any material penalty been assessed against the Seller relating to the Pressure Sensitive Business with respect to any alleged violation of any Environmental Law or liability thereunder, other than where such notice, notification, demand, request for information, citation, summons, complaint or order has been fully resolved, or where resolution thereof would not have a Material Adverse Effect.

          (d) Except as set forth on SCHEDULE 5.16, no Hazardous Substance has been discharged, generated, treated, manufactured, handled, stored, transported, emitted, released or is present at any property now or previously owned, leased or operated by the Seller (insofar as it relates to the Pressure Sensitive Business) in violation of any Environmental Law, except for any of the foregoing that would not have a Material Adverse Effect.

     5.17. BROKERS. Except for Donaldson, Lufkin & Jenrette Securities Corporation, whose fees and expenses will be paid by the Seller, no finder, broker, agent or other intermediary has worked for or on behalf of the Seller in connection with the negotiation or consummation of the transactions contemplated hereby.

     5.18. TAXES. All Taxes relating to the Pressure Sensitive Business which are required to be paid by the Seller on or prior to the Closing Date have been paid other than any Taxes being contested in accordance with applicable law. The Seller is in compliance with all Tax laws with respect to the Pressure Sensitive Business except where the failure to comply would not have a Material Adverse Effect.

     5.19. EMPLOYEES. The persons listed on SCHEDULE 11.1 are employees of the Pressure Sensitive Business as of the date hereof.

     5.20.     REAL ESTATE MATTERS.

     (a) All improvements located on the real property subject to the Site Lease (the "PRIMARY REAL PROPERTY") ("IMPROVEMENTS") were constructed and installed in compliance in all material respects with then applicable laws, statutes, ordinances and codes affecting the Primary Real Property at the time of construction. Except as set forth on SCHEDULE 5.20, there are not, and as of the Closing there will not be, any material structural or latent defects in any of the Improvements known to Seller which have not been disclosed to Buyer. Except as set forth on SCHEDULE 5.20, the heating, electrical, plumbing, and other building equipment on the Primary Real Property are, and as of the Closing will be, in working order sufficient in all material respects for the operation of the Pressure Sensitive Business consistent with current practice.

     (b) The Seller has not received any written notice from an insurance company which has issued a policy or has been requested to issue a policy with respect to any portion of the Improvements located on the Primary Real Property or any board of fire underwriters or any other body exercising similar functions requesting the performance of any repair, alterations or other work which has not been complied with in all material respects.

     (c) Except as described on SCHEDULE 5.7 or SCHEDULE 5.20, as of the date of this Agreement there is no existing, pending or, to the Seller's knowledge, threatened litigation or condemnation or sale in lieu thereof, with respect to any portion of the Primary Real Property relating to or arising out of the ownership of the Primary Real Property by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality. As of the date of this Agreement, except as set forth on
SCHEDULE 5.20 there is no proceeding pending for the reduction or increase of the assessed valuation or taxes or other impositions payable in respect of any portion of the Primary Real Property. As of the date of this Agreement, the Seller has not received any written notice of a proposed increase in the assessed valuation of any portion of the Primary Real Property.

     (d) Except for the Buyer, no Person has any right or option to acquire the Primary Real Property or any portion thereof.

     (e) As of the date of this Agreement, the Seller has no knowledge of any fact or condition existing which is reasonably likely to result in the termination or reduction in any material respect of the current access from the Primary Real Property to existing highways and roads.

     (f) Between the date hereof and Closing, Seller will not enter into any lease, nor any service, maintenance or management agreement with respect to all or any portion of the Primary Real Property, except as contemplated by this Agreement and except for any such contract that will not constitute an Assumed Obligation.

     5.21. DISCLOSURE. To the Seller's knowledge, the representations and warranties of the Seller contained in this Section 5 do not misstate a material fact or omit to state a material fact which would make the representations and warranties contained in this Article 5 untrue in any material respect.

                                   ARTICLE 6

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Seller as follows:

     6.1. ORGANIZATION AND STANDING OF THE BUYER. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all required corporate power and authority to enter into this Agreement, to perform all of its agreements and obligations hereunder in accordance with its terms and to purchase the Acquired Assets from the Seller.

     6.2. CORPORATE APPROVAL; BINDING EFFECT. The Buyer has obtained all necessary authorizations and approvals from its Board of Directors and shareholders required for the execution and delivery of this Agreement and the other Transaction Documents to which it is to be a party and the consummation of the transactions contemplated hereby and thereby, except for the stockholder authorization referred to in Section 6.2(d). This Agreement has been duly executed and delivered by the Buyer and constitutes, and when each of the other Transaction Documents to which the Buyer is to be a party has been duly executed and delivered such other Transaction Documents will constitute, the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with their respective terms, except as such validity, binding effect or enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by equitable principles relating to the availability of remedies.

     6.3. NON-CONTRAVENTION. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which it is to be a party will not result in any violation of or be in conflict with its Certificate of Incorporation or By-Laws, or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to it, or be in conflict with or constitute a default under any of the foregoing, except where such violation or conflict would not have a material adverse effect on the Buyer or a material adverse effect on the ability of the Buyer to perform its obligations under the Transaction Documents.

     6.4. GOVERNMENT CONSENTS, Etc.  Except for the approvals referred to in
Section 5.14, no consent, approval or authorization of or registration, designation, declaration or filing with any Governmental Entity, Federal or other, on the part of the Buyer is required in connection with the purchase of the Acquired Assets pursuant to this Agreement or the consummation of any other transaction contemplated hereby.

         6.5. FINANCING.

         (a) The Buyer has delivered to Seller (i) a copy of a letter dated November 18, 1997 (the "COMMITMENT LETTER") from BT Commercial Corporation and TransAmerica Business Credit Corporation (the "Lenders") providing for a $10,000,000 increase in the Buyer's existing revolving credit facility (the "REVOLVING FACILITY"), (ii) a "highly confident" letter from BT Alex.Brown Incorporated (the "HIGHLY CONFIDENT LETTER") relating to the placement by BT Securities Corporation of $15,000,000 in convertible preferred stock ("New Preferred Stock") and (iii) a letter dated as of November 18, 1997 from Lynch Manufacturing Corporation to the Buyer (the "LMC LETTER"). The copies of the Commitment Letter, the Highly Confident Letter and the LMC Letter are complete and correct, have not been amended or waived and are in full force and effect. The Buyer intends to fund the Purchase Price with (i) $770,000 in cash on hand, (ii) $37,000,000 in new borrowings under the Revolving Facility, as amended, and
         (iii) $15,000,000 in proceeds from the New Preferred Stock.

         (b) The Buyer and its Subsidiaries currently have approximately $300,000 in outstanding borrowings under the Revolving Facility and an additional approximately $37,000,000 available for borrowing based on the Buyer's current borrowing base.

         (c) The loans under the Revolving Facility are permitted under the Indenture dated as of October 23, 1996 with respect to the Buyer's Senior Secured Notes due 2006.

         (d) The Buyer hereby represents and warrants to the Seller (i) that its Board of Directors has approved the financing transactions contemplated by the Commitment Letter and the Highly Confident Letter (collectively, the "FUNDING LETTERS") and the LMC Letter, including the issuance of the New Preferred Stock on the terms contemplated by the Highly Confident Letter and the LMC Letter, subject to stockholder approval and (ii) upon receipt of stockholder approval, the Buyer will use its best efforts to enter into the financing transactions contemplated by the Funding Letters on terms no less favorable to the Buyer than as set forth in the Funding Letters and the LMC Letter.

     6.6. BROKERS. No finder, broker, agent or other intermediary has worked for or on behalf of the Buyer in connection with the negotiation or consummation of the transactions contemplated hereby.

     6.7. MANUFACTURING EXEMPTION. The Buyer represents that the Equipment is being purchased for use by the Buyer in the manufacture of pressure sensitive paper products. To that end, the Buyer represents that the purchase of the Equipment will qualify for the manufacturer's exemption pursuant to 36 M.R.S.A. sec. 1760 (31) and that the Buyer does not intend to lease or grant the use of said assets to another entity.

     6.8. RESALE EXEMPTION. The Buyer represents that all product inventories and all raw material inventories to be acquired as part of the Acquired Assets are being purchased for use in the manufacturing process and will be consumed or destroyed in the manufacturing process and/or will be sold to third party purchasers. Accordingly, the Buyer's purchase of inventory items in the contemplated transaction will qualify for the manufacturer's exemption pursuant to 36 M.R.S.A. 1760 (31) or for the resale exemption pursuant to Maine Regulation, Rule No. 301. The Buyer shall provide the Seller at or prior to the Closing with a qualified resale certificate in the form of EXHIBIT D hereto.

                                   ARTICLE 7

                         CERTAIN REGULATORY APPROVALS

     7.1. HART-SCOTT-RODINO ACT. As promptly as practicable, and in any event within ten (10) business days following the execution and delivery of this Agreement by the parties, the Seller and the Buyer shall each prepare and file any required notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), in connection with the transactions contemplated hereby; the Seller and the Buyer shall request early termination of the waiting period thereunder; and the Seller and the Buyer shall respond with reasonable diligence and dispatch to any request for additional information made in response to such filings.

     7.2. ENVIRONMENTAL PERMITS.

          (a) As promptly as practicable, and in any event within ten (10) business days following the execution and delivery of this Agreement, the Seller and the Buyer will file with the applicable state authority, an application (the "AIR PERMIT APPLICATION") to transfer from the Seller to the

     Buyer the portion of the Seller's State of Maine Air Emission License, A-29-71-C-A/R, dated June 23, 1988, as amended ("Air Emission License"), applicable to the Pressure Sensitive Business. The Buyer shall use its best efforts to assist the Seller in the preparation and filing of the Air Permit Application. The Seller and the Buyer shall respond with reasonable diligence and dispatch to any request for additional information made in response to such filing. In the event that the applicable portion of the Seller's Air Emission License has not been effectively transferred at the Closing Date, the Seller agrees to allow the Buyer to operate the Equipment under the Seller's Air Emission License until such transfer has become effective and the Buyer agrees to indemnify and hold the Seller harmless with respect to any and all claims, liabilities, losses, damages, costs and expenses associated with the Buyer's operation of the Equipment subject to the terms of the Air Emission License during such period.

          (b) The Seller agrees to provide notice, as promptly as practicable, to the applicable state and federal authorities that it will receive wastewater from a new source pursuant to its State of Maine Waste Discharge License No. 2224 and its Federal Permit No. ME0002321.

          (c) As promptly as possible, and in any event within ten (10) business days following the execution and delivery of this Agreement, the Buyer agrees to file a Notice of Hazardous Waste Activity with the Maine Department of Environmental Protection ("MDEP").

                                   ARTICLE 8

                      CONDUCT OF BUSINESS PENDING CLOSING

     The Seller covenants and agrees that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by the Buyer in writing:

     8.1. FULL ACCESS.   The Seller shall afford to the Buyer and its
authorized representatives such access during normal business hours to all properties, books, records, contracts and documents of the Pressure Sensitive Business, including all material environmental, health and safety audits, studies, reports, assessments and/or investigations performed by the Seller in connection with the Pressure Sensitive Business as the Buyer shall reasonably request in connection with its review of the Pressure Sensitive Business, and the Seller shall furnish or cause to be furnished to the Buyer and its authorized representatives all such information with respect to the Pressure Sensitive Business as the Buyer may reasonably request. In addition, the Buyer shall be granted reasonable access to contact any employees of the Pressure Sensitive Business with the Seller's prior consent (such consent not to be unreasonably withheld) and to conduct joint meetings with the ten largest customers of the Seller in order to facilitate transition of the Pressure Sensitive Business from the Seller to the Buyer. Any such access, contact or meetings shall be on reasonable prior notice and shall be carried out in such a manner as to minimize any disruption of the Pressure Sensitive Business.

     8.2. CARRY ON IN REGULAR COURSE. Except as may be otherwise contemplated by this Agreement or required by any of the documents listed in any Schedule to this Agreement, the Seller shall carry on the Pressure Sensitive Business in the ordinary course substantially in the same manner as heretofore.

     8.3. NO GENERAL INCREASES. Except for any increase required under the terms of any employment agreement or benefit plan referred to in Section 5.10 and any increase in compensation that will not constitute an Assumed Obligation, the Seller shall not (i) grant any general or uniform increase in the rates of pay of employees of the Pressure Sensitive Business, except for increases in salary or wages in the ordinary course of operation of the Pressure Sensitive Business consistent with past practice, or (ii) grant any general, uniform or individual increase in the benefits under any bonus or pension plan or other contract or commitment for the benefit of any employee of the Pressure Sensitive Business, or to increase the compensation payable or to become payable to officers, key salaried employees or representatives of the Pressure Sensitive Business, or (iii) increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, key salaried employees or representatives.

     8.4. SALE OF CAPITAL ASSETs; CAPITAL IMPROVEMENTS. Except as may be otherwise contemplated by this Agreement, the Seller shall not sell or otherwise dispose of any capital assets of the Pressure Sensitive Business. The Seller shall not commence or commit itself or the Buyer or any part of the Acquired Assets to any capital project or projects with costs to the Pressure Sensitive Business or the Buyer exceeding $50,000 in the aggregate without the Buyer's prior written consent.

     8.5. INSURANCE. The Seller shall maintain insurance coverage for the Pressure Sensitive Business comparable to the insurance coverage currently in effect.

     8.6. PRESERVATION OF ORGANIZATION. Except as may be otherwise contemplated by this Agreement, the Seller shall use reasonable efforts under the applicable circumstances to keep the organization and material business relationships of the Pressure Sensitive Business intact in all material respects.

     8.7. ADVICE OF CHANGE. The Seller shall advise the Buyer in writing, promptly after becoming aware thereof, of any material adverse change in the condition (financial or otherwise), operations or assets of the Pressure Sensitive Business.

     8.8. NO SHOPPING. Prior to any termination of this Agreement pursuant to Article 15 hereof, the Seller shall not solicit or enter into any agreement with respect to the sale of any portion of the Pressure Sensitive Business or of the Acquired Assets outside the ordinary course of business, or any merger or other business combination of the Seller (solely as it relates to or may affect the Pressure Sensitive Business), to or with any Person other than the Buyer.

     8.9. TAX COVENANTS.

          (a) The Seller shall, at the request of the Buyer, provide to the Buyer prior to the Closing Date a clearance certificate or similar document, if any, which is required by any state taxing authority, in order to relieve the Seller of any responsibility to withhold from the Purchase Price.

          (b) The Seller will pay timely all Taxes, recording and filing fees attributable to the sale and transfer of the Acquired Assets from the Seller to the Buyer. The Buyer will provide reasonable cooperation to minimize the amount of such Taxes.

     8.10. PREPARATION OF TRANSACTION DOCUMENTS. Each of the Buyer and the Seller agrees to proceed expeditiously and in good faith to prepare and finalize definitive forms of the Site Separation and Services Agreement, the Site Lease and the Space Lease (each as defined in Article 9).

     8.11. DESIGNATED INVENTORY. Prior to the Closing the Seller will identify and prepare a list of the Designated Inventory. Based on its identification to date, the Seller estimates that the Designated Inventory has a book value of approximately $350,000 and the Seller and the Buyer agree that it will not have a book value in excess of $400,000.

                                   ARTICLE 9

                  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

     The obligation of the Buyer to consummate the Closing is subject to the satisfaction prior to or at the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

     9.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Seller in this Agreement shall have been correct in all material respects when made and shall be correct in all material respects at and as of the Closing (in each case without giving duplicative effect to any materiality qualification contained in such representation or warranty), except to the extent that such representations and warranties are no longer correct due to the consummation prior to the Closing of transactions not prohibited hereby.

     9.2. COMPLIANCE WITH AGREEMENT. The Seller shall have performed and complied in all material respects with all of its obligations under this Agreement to be performed or complied with by it prior to or at the Closing (in each case without giving duplicative effect to any materiality qualification contained in such obligation).

     9.3. NO LITIGATION. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     9.4. HSR CLEARANCE. All required filings under the HSR Act shall have been completed, and all applicable time limitations under the HSR Act shall have expired or have been earlier terminated without a request for further information by the relevant federal authorities under the HSR Act, or in the event of such a request for further information, all applicable time limitations under the HSR Act shall have expired without the objection of such federal authorities.

     9.5. ENVIRONMENTAL MATTERS. The Seller and Buyer shall have filed an Air Permit Application as described in Section 7.2, the Buyer shall have received evidence that the Seller has notified the applicable federal and state authorities that it will receive wastewater from a new source pursuant to its State of Maine Waste Discharge License No. 2224 and its Federal Permit No. ME0002321, such that the Buyer will be permitted to transfer wastewater to the Seller as contemplated by the Site Separation and Services Agreement, and the Buyer shall have received from MDEP a hazardous waste identification number.

     9.6. SITE SEPARATION AND SERVICES AGREEMENT. The Seller shall have entered into a Site Separation and Services Agreement having the terms set forth in EXHIBIT B hereto and such other terms consistent therewith as are mutually acceptable to the Buyer and the Seller (the "SITE SEPARATION AND SERVICES AGREEMENT"), and the Site Separation and Services Agreement shall be in full force and effect.

     9.7. SITE LEASE; SPACE LEASE. The Seller shall have entered into a Site Lease (the "SITE LEASE") and a Space Lease (the "SPACE LEASE"), each having the terms set forth in EXHIBITS C-1 and C-2 hereto, respectively, and such other terms consistent therewith as are mutually acceptable to the Buyer and the Seller, and each of the Site Lease and the Space Lease shall be in full force and effect.

     9.8. MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, operations or financial condition of the Pressure Sensitive Business, including any such material adverse change that would result directly from the proposed consummation of the Closing.

     9.9. FINANCING. All conditions to funding of loans to the Buyer set forth in the Commitment Letter, as in effect on the date hereof shall have been satisfied or waived by the Lenders and the New Preferred Stock shall have been issued as contemplated by the Highly Confident Letter and the LMC Letter.

                                  ARTICLE 10

                 CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

     The obligation of the Seller to consummate the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Seller):

     10.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Buyer in this Agreement shall have been correct in all material respects when made and shall be correct in all material respects at and as of the Closing (in each case without giving duplicative effect to any materiality qualification contained in such representation or warranty).

     10.2. COMPLIANCE WITH AGREEMENT. The Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement to be performed or complied with by it prior to or at the Closing (in each case without giving duplicative effect to any materiality qualification contained in such obligation).

     10.3. NO LITIGATION. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     10.4. HSR CLEARANCE. All required filings under the HSR Act shall have been completed, and all applicable time limitations under the HSR Act shall have expired or have been earlier terminated without a request for further information by the relevant federal authorities under the HSR Act, or in the event of such a request for further information, all applicable time limitations under the HSR Act shall have expired without the objection of such federal authorities.

     10.5. CONSENT OF LENDERS. The Seller shall have obtained all consents to the transactions contemplated hereby required under its credit facilities with the group of banks led by Chase Manhattan Bank, N.A.

     10.6. ENVIRONMENTAL MATTERS. The Seller and Buyer shall have filed an Air Permit Application as described in Section 7.2 and the Seller shall have notified the applicable federal and state authorities that it will receive wastewater from a new source pursuant to its State of Maine Waste Discharge License No. 2224 and its Federal Permit No. ME0002321 and the Buyer shall have received from MDEP a hazardous waste identification number.

     10.7. SITE SEPARATION AND SERVICES AGREEMENT. The Buyer shall have entered into the Site Separation and Services Agreement, and the Site Separation and Services Agreement shall be in full force and effect.

     10.8. SITE LEASE; SPACE LEASE. The Buyer shall have entered into each of the Site Lease and the Space Lease and the Site Lease and the Space Lease shall be in full force and effect.

                                  ARTICLE 11

                        EMPLOYEES AND EMPLOYEE BENEFITS

     11.1.     HIRING EMPLOYEES.

          (a) At the Closing, the Buyer will offer employment to those employees of the Pressure Sensitive Business listed on SCHEDULE 11.1. Subject to the balance of this Article 11, all such offers shall be for the same pay and comparable benefits as those in effect at Closing and such offers and the benefits to be provided to the Assumed Employees shall recognize the date of hire and time of service with the Seller for all purposes. All employees accepting such offers are referred to in this Agreement as "ASSUMED EMPLOYEES".

          (b) The Buyer agrees that, for a period of 60 days after the Closing Date, it will not cause any of the Assumed Employees hired by it to suffer "employment loss" for purposes of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section Section 2101-2109, and related regulations (the "WARN ACT") if such employment loss could create any liability for the Seller, unless the Buyer delivers notices under the WARN Act in such a manner and at such a time that the Seller bears no liability with respect thereto.

     11.2.     WELFARE BENEFIT PLANS.

          (a) LIABILITIES GENERALLY. Except as expressly provided otherwise in this Article 11 and except for any accrued expenses or liabilities set forth on the Closing Statement (as finally adjusted pursuant to Section 3.2), the Seller shall have and retain exclusive liability and responsibility for providing any and all benefits due and payable to or in respect of participants and other beneficiaries under any ERISA Plan or Non-ERISA Plan in accordance with the terms of such plans and applicable law.

          (b) RETIREE COVERAGES FOR SALARIED EMPLOYEES. The Seller agrees it will take such action as may be necessary to recognize the service of Assumed Employees who are not members of the Union as of the Closing Date (the "SALARIED EMPLOYEES") with the Buyer for purposes of determining the Salaried Employees' eligibility for the continuation of and entitlement to the benefits of the Seller's medical and life insurance coverage for an employee and his or her spouse and eligible dependents, and reimbursement of Medicare premiums of an employee and his or her spouse, subsequent to retirement or death (the "RETIREE COVERAGES"), as such Retiree Coverages are now or may be in effect from time to time hereafter. The parties agree that an Assumed Employee's termination of employment with the Seller at the Closing Date shall not constitute his or her retirement for purposes of beginning any Retiree Coverages for which the Assumed Employee is or may be eligible but instead that any Retiree Coverages for which an Assumed Employee is or may qualify shall be provided only following his or her termination of employment from the Buyer.

     11.3.     INVESTMENT & RETIREMENT PLANS.

          (a) RESPONSIBILITY FOR EXISTING PLANS. Subject to the balance of this section, the Seller will retain all liability and responsibility for the disposition of interests under the S.D. Warren Hourly Investment Plan (the "HOURLY INVESTMENT PLAN"), the S. D. Warren Salaried Investment Plan (the "SALARIED INVESTMENT PLAN" and, together with the Hourly Investment Plan, the "INVESTMENT PLANS"), the S.D. Warren Company Cumberland Mills Hourly Employees Retirement Plan (the "HOURLY RETIREMENT PLAN") and the S.D. Warren Company Retirement Plan for Salaried Continuing Employees (the "SALARIED RETIREMENT PLAN", and together with the Hourly Retirement Plan, the "PENSION PLANS") with respect to those employees (or their beneficiaries) of the Pressure Sensitive Business who, as of the Closing Date, are participants in any of the Investment Plans or Pension Plans.
     No Assumed Employee who is such a participant will be eligible to make any contributions to the Investment Plans or, except as provided in the following sentence, accrue benefits under the Pension Plans, and the Seller will not be obligated to make any contribution with respect to any such participant in either Investment Plan, with respect to compensation earned by such Assumed Employees on or after the Closing Date. The Seller agrees that it will amend the Pension Plans as necessary to recognize the service of Assumed Employees with the Buyer for purposes of vesting and eligibility for subsidized early retirement and supplemental benefits with respect to their accrued benefits under such Plans as of the Closing Date. The Seller agrees that it will cause the entire account balance of each Assumed Employee who is a participant in an Investment Plan to be fully vested as of the Closing Date.

          (b) ROLLOVER OF INVESTMENT PLAN BALANCES. Seller further agrees that the entire vested account balance of each Assumed Employee in the Investment Plans shall be distributed as promptly as practicable following the Closing Date if the Assumed Employee consents thereto (if such consent is required), which distribution, if an Assumed Employee so elects, may be rolled over, directly or otherwise in accordance with applicable law and regulations, to an individual retirement account or to one or more defined contribution retirement plans qualified under Section 401(a) of the Code maintained by Buyer or any of its subsidiaries or affiliates (the "BUYER DEFINED CONTRIBUTION PLANS"). Buyer agrees it shall take or cause to be taken all such action as may be necessary to cause the Buyer Defined Contribution Plans to accept such rollovers, which shall consist solely of cash or cash and any promissory note or notes representing an outstanding loan from the Investment Plans to the Assumed Employee. The Seller represents to the Buyer that (i) each of the Investment Plans has been determined by the Internal Revenue Service to qualify under Section 401 of the Code and (ii) that it has determined, after consulting with counsel, that the distributions completed by this Section 11.3(b) are consistent with applicable law, including specifically Section 401(k)(10) of the Code.

     11.4.     BENEFIT MAINTENANCE.

          (a) HOURLY EMPLOYEES. Commencing as of the Closing Date and continuing as required pursuant to the Collective Bargaining Agreement (or any agreement adopted in substitution therefor), the Buyer shall provide and maintain for the benefit of the Assumed Employees who are members of the Union (the "HOURLY EMPLOYEES") and their eligible spouses and dependents compensation, employee welfare, employee pension, and other employee benefits, including but not limited to Retiree Coverages, all in accordance with the terms of the Collective Bargaining Agreement (or any agreement adopted in substitution therefor). Any pension plan adopted or maintained by the Buyer in satisfaction of the foregoing sentence shall be substantially similar in its terms to the Hourly Retirement Plan as in effect on the Closing Date and shall recognize service through the Closing Date to the extent recognized under the Hourly Retirement Plan as of the Closing Date for all purposes, with an offset in the benefit computation for the amount of benefit payable under the terms of the Hourly Retirement Plan as in effect on the Closing Date (but taking into consideration any amendment required to effectuate Seller's commitments with respect to such Plan under this
     Article 11).

          (b) SALARIED EMPLOYEES. Commencing as of the Closing Date and continuing through the second anniversary of the Closing Date, the Buyer shall provide and maintain for the benefit of the Salaried Employees and their eligible spouses and dependents compensation, employee welfare, employee pension and other employee benefits (other than Retiree Coverages) which are substantially comparable in the aggregate to the compensation paid and benefits provided by the Seller to such Assumed Employees as of the Closing Date. Any pension plan adopted or maintained by the Buyer in satisfaction of the foregoing sentence shall be substantially similar in its terms to the Salaried Retirement Plan as in effect on the Closing Date and shall recognize service and compensation of the Assumed Employees through the Closing Date to the extent recognized under the Salaried Retirement Plan as of the Closing Date for all purposes, with an offset in the benefit computation for the amount of benefit payable under the terms of the Salaried Retirement Plan as in effect on the Closing Date (but taking into consideration any amendment required to effectuate Seller's commitments with respect to such Plan under this Article 11). The Seller and the Buyer acknowledge that the provisions of this Section 11.4(b) do not require the Buyer to provide the Salaried Employees or their otherwise eligible spouses and dependents with Retiree Coverages, nor shall the Retiree Coverages provided to Salaried Employees by the Seller be taken into account in determining whether the Buyer's other benefits for Salaried Employees are comparable in the aggregate.

          (c) MEDICAL BENEFITS. The medical and dental coverages to be provided to the Assumed Employees and dependents and beneficiaries thereof (the "ELIGIBLE INDIVIDUALS") in accordance with Section 11.4(a) and
     Section 11.4(b) shall not apply any exclusion for a pre-existing condition (other than conditions excluded as of the Closing Date as pre-existing conditions under Seller's medical and dental coverage) and shall take into account for purposes of any annual co-payment, deductible and limitation on benefits, the payments made under Seller's comparable benefit plan in respect of the Eligible Individuals for otherwise eligible medical and dental services in the current calendar year through the Closing Date. In the event the Buyer is unable to secure contracts with the specific providers to the Seller of the medical and dental benefits now enjoyed by Assumed Employees as employees of Seller, the foregoing requirement shall be considered satisfied so long as Buyer makes reasonable efforts to provide as "seamless" medical and dental benefits coverage as possible under the then circumstances.

     11.5. LIMITATION ON RIGHTS. Except as expressly provided in Section 11.4, nothing contained in this Article 11 shall limit the rights of the Buyer or the Seller to amend, modify or terminate from time to time or at any time any of their respective benefit plans or confer on any third party, including but not limited to any Assumed Employee, any rights as a third-party beneficiary of the provisions herein.

     11.6. WORKMEN'S COMPENSATION. The Seller shall retain as part of the Excluded Liabilities all responsibility for any workmen's compensation claims arising out of the Pressure Sensitive Business for work performed by employees of the Pressure Sensitive Business prior to the Closing for which claims have been filed prior to the Closing Date or within six (6) months thereafter. All other workmen's compensation claims shall constitute part of the Assumed Obligations.

                                  ARTICLE 12

                               CERTAIN COVENANTS

     12.1.  OBLIGATIONS OF SELLER WITH RESPECT TO ACCOUNTS RECEIVABLE.

          (a) During the period beginning on the Closing Date and ending 45 days thereafter (the "COLLECTION PERIOD"), the Seller will attempt to collect all Accounts Receivable in accordance with the Seller's current collection practices and procedures and will pay to the Buyer, on a weekly basis, all of such collected Accounts Receivable. All payments received by the Seller from any customers obligated in respect of any Account Receivable shall be deemed to have been made in respect of, and shall be applied to, the Accounts Receivable of such customer in accordance with the order in which such Account Receivable of the Seller was billed to such customer, except that (i) all payments shall be applied first to accounts specified by such customer prior to the application to any amounts not so specified, and (ii) in the absence of such specification, all payments received shall be applied first to accounts which are not in dispute prior to application to any accounts which are in dispute.

          (b) The Buyer will not accept any returns of defective products or give any credit for defective products with respect to any products relating to the Accounts Receivable without the Seller's prior consent, which consent will not be unreasonably withheld. The Buyer may accept returns of products or give credits for products relating to the Accounts Receivable for reasons other than the products being defective. For purposes of paragraph (c) below, (i) any Accounts Receivable relating to product returns or credits made in compliance with the first sentence of this paragraph (b) shall be considered unpaid at the end of the Collection Period (as defined below) and (ii) any Accounts Receivable relating to product returns or credits made pursuant to the second sentence of this paragraph (b) or made pursuant to the first sentence of this paragraph (b) but without the Seller's consent, shall be considered paid in full.

          (c) Within 10 days after the end of the Collection Period, the Seller will deliver to the Buyer a final statement setting forth all amounts collected by the Seller during the Collection Period with respect to the Accounts Receivable and listing all Accounts Receivable (or portion thereof) remaining unpaid, after giving effect to the provisions of paragraph (b) above (the "UNPAID ACCOUNTS"). At the time of delivery of such statement the Seller will pay to the Buyer, by wire transfer or certified or bank check, the balance of the Unpaid Accounts, net of any reserve for uncollected accounts set forth on the Closing Statement (as finally adjusted pursuant to Section 3.2). Any amounts collected by the Seller or the Buyer with respect to any Unpaid Accounts after the Collection Period will be the property of the Seller.

          (d) In the event that the Seller collects more with respect to the Account Receivables than the total amount set forth for the Account Receivables (net of any reserve) on the Closing Statement (as finally adjusted pursuant to Section 3.2), the Seller will be entitled to keep such excess amount.

     12.2.  THIRD PARTY CONSENTS.

          (a) To the extent that any agreement constituting part of the Acquired Assets is not capable of being transferred by the Seller to the Buyer pursuant to this Agreement without the consent, approval or waiver of a third Person, and such consent is not obtained prior to the Closing, or if such transfer or attempted transfer would constitute a breach thereof or a violation of any law, rule or regulation in the absence of obtaining such an approval, nothing in this Agreement will constitute a transfer or an attempted transfer thereof. Each of the Buyer and the Seller shall use reasonable efforts at its own expense to obtain any such approvals.

          (b) In the event that such consents, approvals and waivers referred to in paragraph (a) are not obtained then the Seller and the Buyer will each use reasonable efforts, each at its own expense, to (i) provide to the Buyer the benefits and burdens of any such agreement, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits and burdens to the Buyer without incurring any obligation to any other Person other than to provide such benefits to the Buyer, including without limitation the appointment of the Buyer as the agent of the Seller for purposes of such agreement, and (iii) enforce, at the request of the Buyer for the account of the Buyer, any rights of the Seller arising from any such agreement.

     12.3.  ACCESS TO BOOKS AND RECORDS.

          (a) The Buyer agrees to cooperate with and to make available to the Seller such documents, books, records or information relating to the Pressure Sensitive Business as the Seller may reasonably require after the Closing.

          (b) The Buyer agrees to preserve and protect all books, records, files and data referred to in paragraph (a) above for a period of six (6) years after the Closing Date.

          (c) The Buyer agrees not to destroy any files or records which are subject to this Section 12.3 (i) for the period described in clause (b) of this Section 12.3, and (ii) thereafter, without giving at least thirty
     (30) days' notice to the Seller. Upon receipt of such notice, the Seller may (A) cause to be delivered to it the files or records intended to be destroyed, at the Seller's expense, or (B) notify the Buyer that the Seller will pay the cost of storing and maintaining such files or records (including any necessary costs of moving such files or records to a location under control of the Seller).

     12.4. USE OF S.D. WARREN NAME. The Buyer agrees that on or prior to the date which is one hundred eighty (180) days after the Closing Date it will cease using any references to the Seller, or any of its respective Affiliates, including any such use in connection with the use of existing supplies of labels, signs, letterhead and other printed materials, except that the Buyer may use up existing stocks of catalogs and other promotional materials so long as they are stickered so as to indicate that the Pressure Sensitive Business is no longer affiliated with the Seller.

     12.5.  NO HIRING.

          (a) After the Closing, for a period of one year, the Seller shall not solicit or hire any Assumed Employee.

          (b)  After the Closing, for a period of one year, except pursuant to
     Section 11.1 or as described in Section IV 2. of EXHIBIT B hereto or with respect to Julee Supan or Craig Libby, the Buyer shall not solicit or hire any individual who was an employee of the Seller at the Westbrook Facility or the Technology Center as of the date of this Agreement or on the Closing Date.

     12.6. AUDITED FINANCIALS. (a) The Seller agrees that it will provide audited financial statements for the Pressure Sensitive Business to be used by the Buyer in connection with the preparation by the Buyer and its independent public accountants of its securities law filings. The financial statements will cover the fiscal year ended September 30, 1997 (the "1997 FINANCIALS"). The Seller agrees to provide the 1997 Financials on or before December 3, 1997. In the event that the Seller delivers the 1997 Financials after December 3, 1997, the "drop dead" date will be extended as provided in
Article 15. In addition, in the event that the Buyer will be required to include in its filings with the Securities and Exchange Commission ("SEC") audited financial statements for the Pressure Sensitive Business for periods prior to the year ended September 30, 1997, the Seller will, to the extent possible, prepare audited financial statements for the two fiscal years ended September 30, 1996 (the "1995/1996 FINANCIALS" and together with the 1997 Financials, the "AUDITED FINANCIALS"). In the event that the Seller delivers the 1995/1996 Financials after December 3, 1997 and the 1995/1996 Financials are required to be included in the Proxy Materials (as defined in Section 12.8) then the "drop dead" date will be extended as provided in Article 15.

          (b) The Seller and the Buyer agree to cooperate and use their best efforts to eliminate or minimize the requirement that the Buyer include all or part of the 1995/1996 Financials in the Proxy Materials, including requesting the SEC to waive this requirement.

          (c) The Seller agrees that it will provide reasonable cooperation in connection with the preparation by the Buyer and its independent public accountants of audited financial statements for the Pressure Sensitive Business for periods other than as described above.

     12.7. NONCOMPETITION. (a) From and after the Closing Date, and for a period of three years thereafter, Seller shall not, directly or indirectly, within the United States engage in the business of manufacturing and selling pressure sensitive products similar to those currently manufactured by the Seller in connection with the Pressure Sensitive Business (a "COMPETING ACTIVITY").

          (b) The provisions of paragraph (a) above shall not be deemed to prohibit the Seller from (i) owning less than 10% of the voting securities of any Person engaged in a Competing Activity, (ii) acquiring any business or Person engaged in a Competing Activity so long as its primary business is not a Competing Activity, (iii) acting as a supplier of liner, face sheet and other components to any Person engaged in a Competing Activity and (iv) continuing to manufacture and sell its specialty line of products.

          (c)  The Seller agrees that the agreements set forth in this
Section 12.7 constitute a separate agreement independently supported by good and adequate consideration and shall be severable from the other provisions of, and shall survive, this Agreement. The existence of any claim or cause of action of Seller against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of the covenants and agreements of Seller contained in this Section 12.7.

          (d) Seller acknowledges and recognizes that the enforcement of the provisions of this Section 12.7 is necessary to ensure the preservation and continuity of the business and good will of the Pressure Sensitive Business. Seller furthers agree that due to the nature of such business, the restrictions set forth in this Section 12.7 are reasonable as to time and geographic area.

     12.8. FINANCING. The Buyer agrees that it will use its best efforts to obtain the financing contemplated by the Funding Letters and the LMC Letter, including (i) proceeding diligently and in good faith to negotiate definitive documents for the revolving loans contemplated by the Commitment Letter and the placement of New Preferred Stock contemplated by the Highly Confident Letter, (ii) proceeding diligently and in good faith to prepare disclosure documents for the placement of the New Preferred Stock and any required proxy statement or information statement in connection with the approval of stockholders required to authorize an amendment to the Buyer's charter to authorize the New Preferred Stock (collectively, "PROXY MATERIALS"), (iii) filing the Proxy Materials with the SEC as promptly as practicable, but in no event later than five days after delivery of that portion of the Audited Financials required to be included in the Proxy Materials, (iv) conduct any required stockholder meeting or stockholder consent as promptly as practicable and (v) permitting the Seller to review and comment on any disclosure materials relating to the placement of the New Preferred Stock or the Proxy Materials, which the Seller agrees it will review in an expedited manner consistent with the diligent pace contemplated by this Section 12.8.

                                  ARTICLE 13

                                   INDEMNITY

     13.1.  INDEMNIFICATION BY THE SELLER.

          (a) The Seller agrees to indemnify and hold the Buyer (and its directors, officers and employees) harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses (including without limitation the reasonable fees and disbursements of counsel), net of insurance proceeds received (collectively, "LOSSES"), arising out of any of the following:

               (i) any breach by the Seller of any representation or warranty made by the Seller in this Agreement;

               (ii) any breach by the Seller of any covenant, obligation or undertaking made by the Seller in this Agreement, including without limitation the Seller's covenant in
                     Article 2 to satisfy and discharge the Excluded
                     Liabilities;

               (iii) any of the matters set forth on SCHEDULE 13.1(a)(iii);

               (iv) except for the matters referred to in clause (iii) above, any actual liability for the cleanup or removal of any Hazardous Substances, or for death or injury to person or property as a result of the generation, transportation, disposal, release, emission or discharge of any Hazardous Substances on-site or off-site from or by the Seller or any operation existing on the Westbrook Facility, past or present, solely to the extent that such liability arises out of any matter that occurred or existed on or before the Closing Date; and

               (v) except for the matters referred to in clause (iii) above, any actual liability and penalties for violations of, and/or noncompliance with, Environmental Laws, to the extent that such liability arises out of any matter that occurred or existed on or before the Closing Date.

          (b) No action or claim for Losses (a "CLAIM") pursuant to paragraph (a)(i) above may be brought or made unless such action or claim has been specified in reasonable detail in a written notice from the Buyer to the Seller on or before the first anniversary of the Closing Date, except that any claim under paragraph (a)(i) arising from a breach of Seller's representations and warranties in Section 5.4 may be made at any time in the future, subject to any applicable statute of limitations. No Claim pursuant to paragraph (a)(iv) above or paragraph (a)(v) above, including any Claim falling within the scope of paragraph (a)(iv) above or paragraph (a)(v) above that also falls within the scope of paragraph
     (a)(i) above or paragraph (a)(ii) above (with any such Claim falling within the scope of paragraph (a)(iv) or paragraph (a)(v) above referred to as a "LIMITED ENVIRONMENTAL CLAIM"), may be brought or made unless such Limited Environmental Claim has been specified in reasonable detail in a written notice from the Buyer to the Seller on or before the seventh anniversary of the Closing Date; provided that notwithstanding the foregoing, in the event that the Buyer performs any "Phase II" environmental assessment subsequent to Closing at the Primary Real Property in accordance with the terms of the Site Lease, a Limited

     Environmental Claim may be brought or made by the Buyer only for a period of three (3) years from the date of commencement of the "Phase II" environmental assessment but in any event no later than the seventh anniversary of the Closing Date. Any claim under paragraph (a)(ii) above (excluding any claim that also constitutes a Limited Environmental Claim) or paragraph (a)(iii) above (excluding any Claim that also constitutes a Limited Environmental Claim) ("BLANKET ENVIRONMENTAL CLAIMS") may be made at any time in the future, subject to any applicable statute of limitations.

          (c) The Buyer shall not be entitled to indemnification under paragraph (a)(i) above except to the extent that the cumulative amount of Losses arising from Claims asserted under paragraph (a)(i) above exceeds $100,000, and then only to the extent of such excess. In addition, in no event shall the aggregate liability of the Seller for Losses under paragraph (a)(i) above exceed fifteen percent (15%) of the Purchase Price (as finally adjusted pursuant to Section 3.2) and in no event shall the aggregate liability of the Seller for Losses with respect to Limited Environmental Claims exceed $20,000,000; provided that notwithstanding the foregoing, in the event that the Buyer performs any "Phase II" site assessment subsequent to Closing at the Primary Real Property in accordance with the terms of the Site Lease, the aggregate liability of the Seller for Losses with respect to Limited Environmental Claims shall, exclusive of Claims made in connection with any costs incurred with respect to remediation required as a result of the "Phase II" site assessment findings ("PHASE II REMEDIATION COSTS"), thereafter not exceed $5,000,000; provided that in no event shall the aggregate liability of the Seller for Losses with respect to Limited Environmental Claims exceed $20,000,000 (including Phase II Remediation Costs). Any remediation to be performed in connection with any findings arising from the Phase II site assessment shall be performed by the Seller as described in the Site Separation and Services Agreement. Any claims under paragraph (a)(ii) above or Blanket Environmental Claims shall not be subject to any deductible amount or ceiling on liability. Limited Environmental Claims shall not be subject to any deductible amount.

     13.2.     INDEMNIFICATION BY THE BUYER.

          (a) The Buyer agrees to indemnify and hold the Seller (and its directors, officers and employees) harmless from and with respect to any and all Losses arising out of any of the following:

               (i) any breach by the Buyer of any representation or warranty made by the Buyer in this Agreement, or

               (ii) any breach by the Buyer of any covenant, obligation or undertaking made by the Buyer in this Agreement, including without limitation the Buyer's covenant in
                     Article 2 to assume, pay, perform and discharge the Assumed Obligations; and

               (iii) the operation of the Pressure Sensitive Business or the use of the Acquired Assets in the operation thereof after the Closing Date.

          (b) No action or claim for Losses pursuant to paragraph (a)(i) above may be brought or made unless such action or claim (a "CLAIM") has been specified in reasonable detail in a written notice from the Seller to the Buyer on or before the first anniversary of the Closing Date. Any claims under paragraphs (a)(ii) or (a)(iii) above may be made at any time in the future, subject to any applicable statute of limitations.

          (c) The Seller shall not be entitled to indemnification under paragraph (a)(i) above for any Claim except to the extent that the cumulative amount of Losses arising from Claims asserted under paragraph (a)(i) above exceeds $100,000, and then only to the extent of such excess. In addition, in no event shall the aggregate liability of the Buyer for Losses under paragraph (a)(i) above exceed fifteen percent (15%) of the Purchase Price (as finally adjusted pursuant to Section 3.2). Any claims under paragraphs (a)(ii) or (a)(iii) above shall not be subject to any deductible amount or ceiling on liability.

     13.3.  INDEMNIFICATION PROCEDURES.

          (a) In the event that any party hereto (an "INDEMNIFIED PARTY") desires to make a claim against another party hereto (the "INDEMNIFYING PARTY", which term shall include all Indemnifying Parties if there be more than one) in connection with any action, suit, proceeding or demand at any time instituted against or made upon it for which it may seek indemnification hereunder (a "THIRD-PARTY CLAIM"), the Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim and of its claims of indemnification with respect thereto; PROVIDED, HOWEVER, that the failure to provide such notice shall not release the Indemnifying Party from any obligation under this Article 13 except to the extent such Indemnifying Party is prejudiced by such failure. Upon receipt of such notice from the Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim, and assume the defense of such Third-Party Claim, and in the case of such an assumption the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third-Party

     Claim; PROVIDED, THAT the Indemnifying Party shall not be entitled to settle any such Third-Party Claim without the consent of the Indemnified Party unless as part of such settlement the Indemnified Party is released from all liability with respect to such Third-Party Claim.

          (b) The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third-Party Claim, the defense of which has been assumed by an Indemnifying Party pursuant hereto, but the claimant shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

          (c) With respect to any indemnification to be provided by the Seller with respect to Limited Environmental Claims or Blanket Environmental Claims, such indemnification shall be subject to the relevant procedures set forth in the Site Separation and Services Agreement, and in the event of any conflict between this Section 13.3 and the Site Separation and Services Agreement, the provisions of the Site Separation and Services Agreement shall control.

     13.4. SCOPE OF INDEMNITY. Except as provided in Article 14, each of the Seller and the Buyer acknowledges that, except for equitable relief, including specific performance, its sole and inclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions of this Article 13.

     13.5. Waiver of Statutory Claims. The Buyer hereby waives and releases the Seller from any and all Losses, known or unknown, it may have under CERCLA (as defined in Article 17) or any other statutes relating to environmental matters now or hereafter in effect or any other statute if the assertion of a right under such statute would circumvent the intended effect of Section 13.4. The Seller hereby waives and releases the Buyer from any and all Losses, known or unknown, it may have under CERCLA or any other statutes relating to environmental matters now or hereafter in effect or any other statute if the assertion of a right under such statute would circumvent the intended effect of Section 13.4.

                                  ARTICLE 14

                                  TAX MATTERS

     14.1.  General.

          (a) Except as provided in paragraph (b) below and except for any accrued expenses for Taxes set forth on the Closing Statement (as finally adjusted pursuant to Section 3.2), the Seller shall remain responsible for all

     Taxes (as defined in Article 17) of the Seller payable in connection with the operation of the Pressure Sensitive Business prior to the Closing. The Seller shall also remain responsible for the preparation and timely filing of all related Tax Returns (as defined in Article 17).

          (b) With respect to any real property, AD VALOREM or similar Taxes of the Seller relating to the Pressure Sensitive Business and attributable to periods before and after the Closing, the Seller shall be responsible for that portion of such Taxes attributable to the period prior to the Closing and the Buyer shall be responsible for Taxes attributable to that period commencing on and after the Closing.

     14.2.  COOPERATION ON TAX MATTERS; CONDUCT OF PROCEEDINGS.

          (a) The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Article 14 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to such preparation and filing and to any audit, litigation or other proceeding relating thereto and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

          (b) The Seller shall be responsible for defending any audit, litigation or other proceeding with respect to any Taxes of the Seller for which the Seller is wholly or partially responsible for payment pursuant to this Article 14 and shall have the authority to negotiate, compromise and settle any such audit, litigation or other proceeding.

     14.3.  SCOPE OF ARTICLE 14.

          (a) Notwithstanding the provisions of Article 13, the provisions of this Article 14 (and not Article 13) shall govern the allocation of responsibility between the Seller and the Buyer for Taxes of the Pressure Sensitive Business.

          (b) Claims under this Article 14 may be made by the Buyer and the Seller at any time prior to the expiration of the statute of limitations applicable to the Tax matter to which the Claim relates.

                                  ARTICLE 15

                                  TERMINATION

     This Agreement may be terminated by either the Buyer or the Seller in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Closing shall not have occurred on or before January 15, 1998, other than as a consequence of the intentional breach or the intentional default by the terminating party; PROVIDED THAT (i) in the event that the Seller does not deliver the Audited Financials as provided in Section
12.6 on or before December 3, 1997, this January 15, 1998 date will be extended for each day after December 3, 1997 the Seller has failed to deliver that portion of the Audited Financials required to be included in the Proxy Materials and (ii) in the event that the SEC elects to review the Proxy Materials, this January 15, 1998 date will be extended to reflect the period required to clear all the SEC's comments and mail the Proxy Materials to the Buyer's stockholders; PROVIDED FURTHER that in no event will this date be extended pursuant to (i) or (ii) beyond March 31, 1998. This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Seller and the Buyer. In the event of the termination and abandonment of this Agreement by the Seller or the Buyer, as herein provided, written notice thereof shall be given to the other party and this Agreement shall terminate without any further action of the parties hereto. If this Agreement is terminated as provided herein: (i) each party will redeliver all documents, work papers and other material of the other party or parties relating to the transactions contemplated hereby including such memoranda, notes, lists, records or other documents compiled or derived from such material, whether so obtained before or after the execution hereof, to the party furnishing the same; (ii) all information received by any party hereto with respect to the business of the other parties or their affiliated companies shall remain subject to the terms of the Confidentiality Agreement (as defined in Article 16); and (iii) no party shall have any liability or further obligation to any other party to this Agreement except as provided by this Article 15 and as provided with respect to certain expenses as provided in Section 18.3, and except that any termination of this Agreement pursuant to the first sentence of this Article 15 shall not relieve a defaulting or breaching party from any liability to the other party hereto. In addition, the provisions of Article 18 shall survive any termination of this Agreement.

                                  ARTICLE 16

                                CONFIDENTIALITY

     16.1. CONFIDENTIALITY AGREEMENT. Any and all information disclosed by the Buyer to the Seller or by the Seller to the Buyer as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already known to the Seller or to the Buyer, as the case may be, shall be subject to the Confidentiality Agreement, dated as of September 8, 1997, between the Buyer and the Seller (the "CONFIDENTIALITY AGREEMENT"), all of the provisions of which are incorporated into this Section 16.1 by this reference. Notwithstanding the foregoing, the Confidentiality Agreement shall terminate upon the Closing.

     16.2. CONFIDENTIAL INFORMATION RELATING TO THE PRESSURE SENSITIVE BUSINESS. At all times from and after the Closing Date, the Seller shall not use for its benefit or for the benefit of others any confidential or proprietary information relating solely to the Pressure Sensitive Business ("PSB INFORMATION"), and shall use reasonable efforts, consistent with the manner in which it keeps confidential its own sensitive business information, to keep the PSB Information confidential, other than any of such PSB Information that is in the public domain prior to the date of this Agreement or thereafter comes into the public domain (unless any of such information is in or becomes in the public domain in whole or in part due to action or inaction of the Seller in violation of this Agreement). The foregoing shall not prohibit use of such PSB Information as is required by applicable law, or as is necessary to prepare Tax Returns or other filings with governmental authorities, or to assert or protect any rights of the Seller under this Agreement, PROVIDED that the Buyer is given notice and an adequate opportunity to contest such disclosure or to use any means available to minimize such disclosure (E.G., the "confidential treatment" provisions of Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended).

                                  ARTICLE 17

                                  DEFINITIONS

     As used herein the following terms not otherwise defined have the following respective meanings:

     "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. As used in this definition the term "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

     "ENCUMBRANCE" means all liens, security interests, pledges, charges, mortgages, conditional sales agreements, title retention agreements and other encumbrances.

     "ENVIRONMENTAL LAW" means any applicable Federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, policy or guideline, permit, agreement or governmental restriction, each as in effect on or prior to the Closing Date, relating to the environment, worker health or safety or to any Hazardous Substance.

     "GOVERNMENTAL ENTITY" means any government or any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, Federal, state, local, transnational or foreign.

     "HAZARDOUS SUBSTANCE" means any substance, pollutant, contaminant, chemical, waste or material, including petroleum, its derivatives, by-products, and other hydrocarbons, that is listed, identified in, or regulated under any applicable Federal, state, local or foreign law, treaty, judicial decision, regulation, rule, policy or guideline, judgment, order, decree, injunction, permit, agreement or governmental restriction. The term "Hazardous Substance" shall also include asbestos.

     "INCOME TAXES" means any Taxes based upon or related to income, including any Taxes calculated in whole or in part based upon net revenues.

     "INDEBTEDNESS" as applied to any Person, means all indebtedness of such Person to any other Person for borrowed money, whether current or funded, or secured or unsecured and all such Indebtedness of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured against loss, but not including the endorsement of checks and similar instruments.

     "KNOWLEDGE OF THE SELLER" or "to the Seller's knowledge" means and is limited to the actual knowledge of the following persons: Anne Ayer, Michael Caron, John Donahue, Allen Hooper, Bart Johnson, Trevor Larkan, Jennifer Miller, Raymond Pepin and Lew Mohler.

     "MATERIAL ADVERSE EFFECT" means any material adverse effect on the operations, assets or financial condition of the Pressure Sensitive Business taken as a whole.

     "NON-INCOME TAXES" means any Taxes other than Income Taxes.

     "PERMITTED ENCUMBRANCES" means Encumbrances that (i) are excepted in title commitments delivered to the Buyer in connection with the consummation of the transactions contemplated by this Agreement, (ii) arise out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (iii) represent the rights of customers, vendors, suppliers and subcontractors in the ordinary course of business under contracts or under general principles of commercial law, (iv) that individually and in the aggregate could not reasonably be expected to interfere with the use of the Acquired Assets in the conduct of normal business operations of the Pressure Sensitive Business; or (v) in connection with any agreement or instrument constituting part of the Acquired Assets, relate to restrictions on transfer embodied in the terms of such agreement or instrument.

     "PERSON" means any corporation, association, partnership, limited liability company, organization, business, individual, government or political subdivision thereof or governmental agency.

     "TAX" means any federal, state, provincial, local, foreign income and other income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, ad valorem, profits, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, lease, employee, withholding, or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to any of the foregoing.

     "TAX RETURN" means any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

                                  ARTICLE 18

                                    GENERAL

     18.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the parties hereto contained in this Agreement shall survive the Closing and shall expire on the first anniversary of the Closing Date, except that the Seller's representations and warranties in Section 5.4 shall survive indefinitely, subject to any applicable statute of limitations.

     18.2. ARBITRATION. All disputes or claims arising under or in any way relating to this Agreement shall be settled by arbitration in Wilmington, Delaware before a panel of three arbitrators (with one designated by the Buyer and one by the Seller, and the third arbitrator designated by the first two) pursuant to the commercial arbitration rules of the American Arbitration Association. The arbitrators shall be selected as prescribed above, but if they do not so agree within 30 days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto. However, no arbitrator shall have the power to award incidental, consequential or special (including punitive or multiple) damages. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; PROVIDED, HOWEVER, that if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of the award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection.

     18.3. EXPENSES; CERTAIN TAXES. Each party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby, except that in the event that the Closing is not consummated as a result of the non-satisfaction of the condition referred to in Section 9.9, then the Buyer shall reimburse the Seller for all of its out-of-pocket expenses (including accounting, legal and investment banking fees and expenses) incurred in connection with the negotiation and preparation of this Agreement and the proposed consummation of the transactions contemplated hereby, up to a maximum amount of $500,000. All transfer and sales taxes payable with respect to the sale of the Acquired Assets to the Buyer shall be borne by the Seller. Each of the Seller and the Buyer agree to use reasonable efforts to minimize the amount of such Taxes.

     18.4. ASSIGNS. This Agreement may not be assigned in whole or in part by either party hereto without the prior written consent of the other party, except that (i) the Seller may assign its rights hereunder to a wholly-owned direct or indirect subsidiary of the Seller; provided that no such assignment by the Seller hereunder shall release the Seller of any of its obligations hereunder or under any of the other Transaction Documents; and (ii) the Buyer may assign its rights hereunder (a) in connection with obtaining financing with respect to the transactions contemplated hereby or (b) to a wholly-owned direct or indirect subsidiary of the Buyer; provided that no such assignment by the Buyer thereunder shall relieve the Buyer of any of its obligations hereunder or under any of the other Transaction Documents. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

     18.5. ENTIRE AGREEMENT, ETC. This Agreement (including the Schedules and Exhibits and the Confidentiality Agreement) contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by each of the parties hereto. EXCEPT AS SET FORTH IN ARTICLE 5, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SALE OF THE ACQUIRED ASSETS HEREUNDER OR THE PRESSURE SENSITIVE BUSINESS, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY REGARDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     18.6. WAIVER OF CERTAIN DAMAGES. EACH OF THE SELLER AND THE BUYER TO THE FULLEST EXTENT PERMITTED BY LAW, IRREVOCABLY WAIVES ANY RIGHTS THAT THEY MAY HAVE TO INCIDENTAL, CONSEQUENTIAL OR SPECIAL (INCLUDING PUNITIVE OR MULTIPLE) DAMAGES BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

     18.7. CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

     18.8. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws (and not the choice-of-law rules) of the State of Delaware.

     18.9. NOTICES. All notices, requests, payments, instructions or other documents to be given hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication, as follows:

     If to the Seller, to:

          S.D. Warren Company
          225 Franklin Street
          Boston, Massachusetts  02110

          Attention:   General Counsel
          Telecopier:  617-368-6580

     with a copy sent contemporaneously to:


          John R. Utzschneider, Esq.
          Bingham Dana LLP
          150 Federal Street
          Boston, Massachusetts  02110

          Telecopier: 617-951-8736

     If to the Buyer, to:

          Ned N. Fleming, III, President
          Spinnaker Industries, Inc.
          600 N. Pearl Street, Suite 2160
          Dallas, Texas  75201

          Telecopier: 214-855-0093

     with copies sent contemporaneously to:

          Timothy R. Vaughan, Esq.
          Crouch & Hallett, LLP
          717 North Harwood, Suite 1400
          Dallas, Texas  75201

          Telecopier: 214-022-4193

          Mr. K.C. Caldabaugh
          Brown-Bridge Industries, Inc.
          518 E. Water street
          Troy, Ohio  45373-0370

          Telecopier: 937-332-6501

     18.10. COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     18.11. SECTION HEADINGS. All enumerated subdivisions of this Agreement are herein referred to as "section" or "subsection." The headings of sections or subsections are for reference only and shall not limit or control the meaning thereof.

     18.12. PUBLIC STATEMENTS OR RELEASES. The parties hereto each agree that prior to the Closing no party to this Agreement shall make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other party hereto. Nothing contained in this Section 18.12 shall prevent any party from making such public announcements as such party may consider necessary in order to satisfy such party's legal obligations, provided that such disclosing party shall to the extent practicable give prior notice to the other party of the contents of, and requirement for, such disclosure.

     18.13. DISCLOSURE IN SCHEDULES. For purposes of this Agreement, with respect to any matter that is clearly disclosed in any portion of the Disclosure Schedule in such a way as to make its relevance to the information called for by another Section of this Agreement readily apparent, such matter shall be deemed to have been included in the Disclosure Schedule in response to such other Section, notwithstanding the omission of any appropriate cross-reference thereto.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as an instrument under seal as of the day and year first above written.

                              S.D. WARREN COMPANY


                              By:  /s/ TREVOR L. LARKAN
                                 --------------------------------------
                                Name:  Trevor L. Larkan
                                Title: Vice President and
                                       Chief Financial Officer

                              SPINNAKER INDUSTRIES, INC.


                              By:  /s/ NED N. FLEMING, III
                                 --------------------------------------
                                Name:  Ned N. Fleming, III
                                Title: President